                                                                                                             Exhibit 99(a)
                             Arkansas Power and Light Company
                   Computation of Ratios of Earnings to Fixed Charges and
             Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                               Twelve Months Ended
                                                                                  December 31,                         June 30,
                                                             1989        1990        1991         1992        1993       1994
                                                                             (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on long-term debt                                $89,027    $101,412    $100,533     $89,317     $77,980     $74,853
  Interest on long-term debt - other                         31,138      31,195      33,321      31,000      29,791      28,859
  Interest on notes payable                                     828       1,027          --         117         349       1,011
  Amortization of expense and premium on debt-net(cr)         1,557       1,792       1,112       1,359       2,702       3,964
  Other interest                                             (6,295)      1,567       1,303       2,308       8,769       1,773
  Interest applicable to rentals                             22,349      24,233      21,969      17,657      16,860      15,293
                                                           --------------------------------------------------------------------
Total fixed charges, as defined                             138,604     161,226     158,238     141,758     136,451     125,753

Preferred dividends, as defined (a)                          31,298      30,851      31,458      32,195      30,334      26,319
                                                           --------------------------------------------------------------------
Combined fixed charges and preferred dividends, as defined $169,902    $192,077    $189,696    $173,953    $166,785    $152,072
                                                           ====================================================================

Earnings as defined:

  Net Income                                               $131,979    $129,765    $143,451    $130,529    $205,297    $172,796
  Add:
    Provision for income taxes:
      Federal & State                                         8,440      50,921      44,418      57,089      58,162      52,741
    Deferred - net                                           37,268      17,943      11,048       3,490      34,748      11,717
    Investment tax credit adjustment - net                    3,543     (12,022)     (1,600)     (9,989)    (10,573)    (10,600)
    Fixed charges as above                                  138,604     161,226     158,238     141,758     136,451     125,753
                                                           --------------------------------------------------------------------
Total earnings, as defined                                 $319,834    $347,833    $355,555    $322,877    $424,085    $352,407
                                                           ====================================================================
Ratio of earnings to fixed charges, as defined                 2.31        2.16        2.25        2.28        3.11        2.80
                                                           ====================================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.88        1.81        1.87        1.86        2.54        2.32
                                                           ====================================================================
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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%)
    minus the income tax rate.